Exhibit 99.1

NightDragon Acquisition Corp.

Announces Pricing of $300 Million Initial Public Offering

SAN FRANCISCO-(BUSINESS WIRE) – March 1, 2021 - NightDragon Acquisition Corp. (the “Company”) today announced the pricing of its initial public offering of 30,000,000 SCALE units at a price of $10.00 per unit. The SCALE units are expected to be listed for trading on The Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “NDACU” beginning March 2, 2021. Each SCALE unit consists of one share of the Company’s Class A common stock and one-fifth of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share.

Once the securities comprising the SCALE units begin separate trading, the Company expects that its Class A common stock and warrants will be listed on Nasdaq under the symbols ‘‘NDAC” and ‘‘NDACW,’’ respectively.

The Company was formed for the purpose of effecting a merger, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an acquisition opportunity in any business, industry, sector or geographical location, the Company intends to focus its search on the cybersecurity, safety, security and privacy sector.

Morgan Stanley & Co. LLC is acting as lead book-running manager. Drexel Hamilton, LLC is acting as co-manager. The Company has granted the underwriters a 45-day option to purchase up to 4,500,000 additional SCALE units at the initial public offering price, less underwriting discounts and commissions, to cover over-allotments, if any.

The public offering is being made only by means of a prospectus. When available, copies of the prospectus relating to the offering may be obtained from Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, or by email at prospectus@morganstanley.com.

A registration statement relating to the securities became effective on March 1, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering is expected to close on March 4, 2021, subject to customary closing conditions.

Contact:

Steve Simonian

Chief Financial Officer

steve@nightdragon.com